Exhibit 10.18

HUMAN EXTRACELLULAR MATRIX MESH SUPPLY AGREEMENT

          This HUMAN EXTRACELLULAR MATRIX MESH SUPPLY AGREEMENT (this “Agreement”) effective as of June 30, 2003 (the “Effective Date”), is made by and between IMMUCOR, INC. (“Immucor”), a Georgia corporation and INAMED CORPORATION (“IMDC”), a Delaware corporation.

RECITALS

          Immucor and IMDC are parties to the Development Agreement, defined below, whereby Immucor and IMDC have agreed to work together to produce Human Extracellular Matrix, defined below, from neonatal foreskin fibroblast cell culture, through bioreactor processes, roller bottle processes or similar technologies. The parties now desire to set forth the terms and conditions upon which Immucor shall supply to IMDC, and IMDC shall buy from Immucor, Human Extracellular Matrix produced by roller bottle processes. In addition, because IMDC does not have sufficient storage space for all of the products to be produced under this Agreement, IMDC has requested that Immucor make arrangements to hold some of IMDC’s inventory at Immucor’s facility, and Immucor has agreed to do so, all under the terms hereof.

ARTICLE I.
DEFINITIONS

          Capitalized terms used in this Agreement shall have the meanings as defined herein. In addition, for the purposes of this Agreement, the capitalized terms set forth below shall have the meanings set forth in this Article 1.

1.1	"Act" means the United States Food and Drug and Cosmetic Act, 29 United States Code, section 301 et seq., as amended.

1.2

 “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person.

1.3	“Bioreactor” means an automatic or semi-automatic system, which cultures fibroblast cells to produce Human Extracellular Matrix.

1.4	“Development Agreement”means the Human Collagen Development Agreement between Immucor and IMDC dated as of January 10, 2003, as it may be amended from time to time.

1.5	“FDA Approval Date”means the date on which Immucor receives FDA approval to be an alternate supplier of Product to IMDC.

1.6

“Governmental Body”means any court, government department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or instrumentality, whether federal, state, local or foreign.

1.7

“Human Extracellular Matrix” means the complex matrix produced by human dermal fibroblasts in the formation of tissue, composed of collagen, proteoglycans, carbohydrates, and other proteins in a highly structured matrix.

1.8

“Intellectual Property Rights” means trade secrets, patents, copyrights, trademarks, know-how, moral rights and similar rights of any type under the laws of any Governmental Body, including all applications and registrations relating to any of the foregoing.

1.9	“Mesh” means one mesh removed from a roller bottle on which the Human Extracellular Matrix has been deposited.

1.10

“Minimate Roller Bottle Process” means a roller bottle process developed by Advanced Tissue Sciences, Inc. to produce Human Extracellular Matrix using semi-automated processes to add and remove tissue culture media.

1.11

“Net Revenue” means (a) gross payments from Skin Medica to Immucor from the sale of STCM by Immucor to Skin Medica pursuant to the Development Agreement and/or a separate STCM supply agreement between Immucor and Skin Medica, reduced by (b) any discounts granted for prompt payment, credits issued for non-performing product or products lost or damaged in transit.

1.12

“Person” means and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization, a business, any other legal entity and a Governmental Body.

1.13	“Product” means the labeled and packaged Human Extracellular Matrix prepared by the Minimate Roller Bottle Process.

1.14

“Product Specifications” means the specifications for the Product set forth in Schedule A attached hereto, which have been jointly approved by IMDC and Immucor, as they may be revised from time to time in accordance with the terms of this Agreement.

1.15	"Skin Medica" means Skin Medica, Inc., a California corporation.

1.16	"Sole Source Start Date" is defined in Section 3.1.2

1.17	“STCM” means the spent tissue culture media created as a byproduct of the Minimate Roller Bottle Process.

1.18	“S&N” means Smith & Nephew Wound Management (LaJolla).

1.19	“Term” is defined in Section 6.1.

ARTICLE II.
PROPERTY & EQUIPMENT

2.1

FACILITIES IMPROVMENTS. With the prior written approval of IMDC, Immucor will provide and pay for any improvements to its building at 3700 Mangum Road, Houston, Texas, the building in which the Product will be manufactured and stored, which are required for Immucor to perform its obligations under this Agreement, which may include but are not limited to facility expansion and renovation, back-up power generators, heating, ventilation and air conditioning units, and other fixtures. Notwithstanding anything herein to the contrary, Immucor shall at all times own all right, title and interest in and to any such improvements. Nothing herein shall be deemed to grant or imply any lease or license to the building or any such capital improvements. Immucor will maintain commercially reasonable levels of property and casualty insurance to minimize the impact of a loss of or damage to such improvements on the production of Product.

2.2

EQUIPMENT. Upon written request by Immucor, IMDC shall purchase, and Immucor shall have the right to use during the Term for purposes of fulfilling its obligations under this Agreement, any equipment necessary for the manufacture and storage of Product in accordance with the terms of this Agreement (the “Equipment”), including but not limited to hoods, roller bottle racks, automated roller bottle handling equipment, QC equipment and packaging equipment. IMDC will have the right to identify the Equipment with IMDC asset tags, file appropriate UCC financing statements and similar forms on the Equipment, and to insure the Equipment against loss or damage. Immucor shall provide routine service, calibration and maintenance of the Equipment at no additional cost to IMDC, and major repairs and/or replacements shall be handled as agreed to by the parties. IMDC shall have the right, at its expense and upon reasonable notice to Immucor, to count and conduct an inspection of the Equipment for purposes of reviewing the quantity, condition and utility of such Equipment. Immucor will keep the Equipment free and clear of all liens other than liens arising as a result of third-party arrangements entered into by IMDC.

2.3

CELL LINE. IMDC grants to Immucor access and use of cell line C-FS0012F (referred to herein as the “Cell Line”) for the exclusive use for the manufacture of the Product. Immucor may not under any circumstances use, evaluate, or test the Cell Line for any other use, except as described in the Development Agreement or for the manufacture of the Product. Immucor warrants that no lien or other encumbrances will be placed on the Cell Line for any reason. Immucor will store the Cell Line per industry practices and have a proper back-up storage facility to reduce the risk to the Cell Line from disasters. IMDC will have right, at its expense and upon reasonable notice to Immucor, to audit the Cell Line and related documentation to insure that proper storage and accountability exists. Immucor will participate with IMDC in future cell line development, as reasonably requested by IMDC and at IMDC’s expense.

2.4

MANUFACTURING INFORMATION. IMDC shall transfer or otherwise make available to Immucor the information and documents about the manufacturing process necessary for Immucor to begin manufacturing Product under the terms of this Agreement (collectively, the “Manufacturing Information”), including but not limited to one copy of the product master record file for the Product, and a videotape of the current manufacturing process for the Product. The product master record file shall consist of: a description of the process used for the manufacture of the Product; the formulation of the Product; work method; and a description of the environment for the manufacture of the Product (including gowning, temperature control and gas control).

ARTICLE III.
SUPPLY AND PURCHASE

3.1	SUPPLY AND PURCHASE OBLIGATIONS.

3.1.1	During the Term Immucor shall supply Product to IMDC and IMDC shall purchase Product from Immucor, on the terms and conditions and at the times and in the manner set forth herein.

3.1.2

For the five-year period beginning on the first day of the month immediately following the later of the FDA Approval Date or validation of the Product by Immucor (such beginning date being referred to as the “Sole Source Start Date,” and each such year being referred to herein as a “Sole Source Year”), Immucor shall be IMDC’s sole source of Product until IMDC shall have issued firm purchase orders for 30,000 Mesh from Immucor during that Sole Source Year. After IMDC has issued firm purchase orders for 30,000 Mesh from Immucor during that Sole Source Year, IMDC shall have the right to purchase from other sources the excess quantity over 30,000 Mesh (that excess quantity being referred to as the “Excess Annual Demand”); provided, however, Immucor shall have a right of first refusal to supply the Excess Annual Demand. If IMDC receives a formal quotation from a bona fide third party source for the supply of the Excess Annual Demand, IMDC will so notify Immucor in writing, enclose a copy of that quotation, and allow Immucor 60 days to respond. If during that time Immucor does not agree to supply the Excess Annual Demand for the same price offered in that quotation, IMDC may purchase the Excess Annual Demand for that Sole Source Year from that third-party source. This Section 3.1.2 shall cease to apply after the fifth anniversary of the Sole Source Start Date.

3.1.3

The parties acknowledge that: IMDC is currently purchasing Product from S&N; prior to the Sole Source Start Date IMDC will continue to purchase Product from S&N; and after the Sole Source Start Date, notwithstanding the first sentence of Section 3.1.2, IMDC may complete the purchase of Product ordered from S&N before the Sole Source Start Date.

3.2

PURCHASE FORECASTS. IMDC shall provide Immucor with a 12-month rolling forecast of monthly purchase orders, with the first such rolling forecast to be provided on July 1, 2003. IMDC will update the rolling forecast on a quarterly basis not later than the first day of each calendar quarter. Such forecasted amounts are for informational purposes only and shall not be binding purchase obligations of IMDC or supply obligations of Immucor.

3.3	ORDERS.

3.3.1

IMDC will issue to Immucor a monthly purchase order not later than the fifth day of each calendar month (in accordance with Section 10.5) for Product. All such orders shall specify the quantities of Product ordered and an IMDC purchase order number and shall designate the type of delivery under Section 3.6 (i.e., either to an IMDC shipper or into storage at Immucor’s facility).

3.3.2	Unless Immucor shall agree otherwise, each purchase order shall order (a) not more than 2500 Mesh per month, and (b) at least 75% and not more than 125% of the amount ordered the previous month.

3.4

PRODUCT SPECIFICATIONS. All Product supplied by Immucor shall be produced in accordance with the Product Specifications. IMDC will have the right to audit the Quality System of Immucor related to the manufacture of the Product at reasonable times and upon reasonable notice to Immucor. IMDC shall give Immucor 60 days prior written notice of any proposed changes to the Minimate Roller Bottle Process or the Product Specifications. During that 60-day period IMDC and Immucor will hold good faith discussions to determine the impact of any such changes on Product pricing, and if appropriate will adjust prices accordingly, such adjusted prices to become effective as to Product delivered under Section 3.6 after the adjustment is made. Immucor will not make any change to the Minimate Roller Bottle Process without IMDC’s written approval.

3.5	PACKAGING AND LABELING. Immucor shall package and label the Product in accordance with the Product Specifications.

3.6

DELIVERY. Immucor will deliver all Product ordered by IMDC by (i) tendering Product from an Immucor facility to a shipper designated by IMDC in its purchase order, or (ii) storing Product in an Immucor storage facility until such time as Immucor receives further delivery instructions from IMDC. Immucor will ship Product no later than 180 days following Immucor’s receipt of a purchase order, unless otherwise stated on the purchase order. Immucor will ship Product with no less than three months self-life. All deliveries shall be made consistent with the purchase order and shall be accompanied by a packing slip identifying the quantities shipped and the IMDC purchase order number.

3.7

ACCEPTANCE. Immucor will test each order of Product for conformance with the Product Specifications in accordance with the equivalency testing specifications set forth in Schedule A attached hereto. Upon completing such testing, Immucor will issue a Certificate of Analysis in form substantially as attached hereto as Schedule B. Each delivery of Product will be deemed to have been accepted by IMDC upon issuance of such Certificate of Analysis unless IMDC provides notice to Immucor (pursuant to Section 10.5) of rejection of such delivery within ten days following receipt by IMDC of the Certificate of Analysis for such delivery. Title and risk of loss shall transfer to IMDC at the time of issuance by Immucor of the Certificate of Analysis, free and clear of all encumbrances, security interests, and other liens, and IMDC will be responsible for properly insuring the Product so delivered against hazards, spoilage and other loss.

3.8

STORAGE. Immucor will store, in accordance with storage specifications set forth in the purchase order, Product delivered to an Immucor storage facility pursuant to Section 3.6 above until such time as Immucor receives further shipping instructions from IMDC.

3.9	PRICING; INVOICING.

3.9.1

For all Product supplied by Immucor in accordance with this Article III, IMDC shall pay to Immucor the purchase price specified in Schedule C attached hereto. The purchase price is subject to adjustment as provided elsewhere in this Agreement.

3.9.2

The purchase price for Product will be adjusted upward as to each month after June 30, 2004 for which IMDC orders less than 1,250 Mesh, by a percentage based on the quantity ordered, as follows (expressed as a percentage of the highest unit price on Schedule C, which initially is $278.20 per Mesh):

Quantity Ordered	% Increase in Price Per Mesh
0 - 300	12,256%
301 - 600	54%
601 - 900	27%
901 - 1,250	23%

3.9.3

As an incentive for continued process improvements, IMDC agrees to a cost improvement-sharing plan. This plan will be initiated after Immucor makes a change to the Minimate Roller Bottle Process, which has been approved by IMDC under Section 3.4 if required to be so approved. IMDC agrees to accept upward adjustments to the purchase price based on the improvements in the final yield of IMDC’s commercial products, including CosmoDerm and CosmoPlast. Immucor will receive a purchase price increase equal to 50% of the improvement, based on the quarterly average yield improvement over the quarterly average yield before the change. The following table illustrates how the price increase will be determined and applied. As shown in the example below, the change occurs in the beginning of the second quarter. The average yield of IMDC’s commercial products, based on at least three production lots, in the quarter preceding the change is called the “baseline.” The baseline will be based on the average yield of IMDC’s commercial products for the first full calendar quarter in which IMDC is producing its commercial products using Product delivered by Immucor. After the change, the Product affected will be traced and the final yield of IMDC’s commercial products will be determined. If the average yield is more than the baseline, then Immucor will receive an adjustment equal to 50% of the yield improvement as shown in the example. If average yields drop below the baseline and are not the cause of manufacturing issues at IMDC, then the price will be adjusted back to the baseline, and not below the baseline. If Immucor makes successive process changes, this adjustment procedure will be applied each time if the change results in average yield improvements. Adjusted prices calculated under this Section 3.9.3 will become effective as to Product delivered under Section 3.6 after the adjustment is made.

3.9.4

Immucor shall invoice IMDC for Product upon delivery in accordance with Section 3.6 above. Invoices shall be paid upon sixty (60) days of receipt of invoice. All overdue payments shall generate a one percent late payment penalty (or the highest rate permitted by law if less than one and one-half percent) for each month such payment is overdue. A 0.5% prompt-payment discount will apply to all invoices paid within 30 days of receipt of invoice.

3.10	PAYMENTS FROM SKIN MEDICA. Any Net Revenue collected by Immucor from Skin Medica will be allocated between Immucor and IMDC by the following ratio:

                                  Immucor        66.7%    (2/3)
                                  IMDC            33.3%    (1/3)

Immucor shall make quarterly payments to IMDC during the first 10 days of each quarter for any Net Revenue collected by Immucor during the prior quarter. For purposes of this Section 3.10, "quarter" means Immucor's fiscal quarters ending February 28/29, May 31, August 31 and November 30.

3.11

HUMAN COLLAGEN SPECIFICATIONS. The parties acknowledge that the Product is intended to be used by IMDC to produce human collagen meeting the specifications attached as Schedule D (the "Human Collagen Specifications"). If IMDC is not able to produce human collagen meeting the Human Collagen Specifications from the Product, IMDC and Immucor will hold good faith discussions to determine what changes should be made to the Product Specifications and/or the Minimate Roller Bottle Process in order for IMDC to produce human collagen meeting the Human Collagen Specifications from the Product. The parties will also discuss the impact of any such changes on Product pricing, and if appropriate will adjust prices accordingly, such adjusted prices to become effective as to Product delivered under Section 3.6 after the adjustment is made.

ARTICLE IV.
INTELLECTUAL PROPERTY AND REGULATORY COMPLIANCE

4.1

INTELLECTUAL PROPERTY. IMDC and Immucor acknowledge that pursuant to a Three Party Technology Transfer Agreement (the “Three Party Agreement”) among the parties hereto and S&N, S&N has granted or intends to grant to Immucor the non-exclusive, nontransferable, royalty free license to use the S&N Intellectual Propery (as defined therein) solely for the manufacture of Product (as defined therein) using the Roller Bottle Process (as defined therein) for the Authorized Use (as defined therein). In addition, to the extent IMDC has the right to do so, IMDC hereby grants to Immucor a non-exclusive, royalty-free license to Immucor to use the Minimate Roller Bottle Process, including but not limited to the Manufacturing Information, to manufacture Product. Any patents or other Intellectual Property Rights originating or derived from the transactions contemplated in this Agreement concerning the manufacture of human fibroblast related products will be owned jointly by IMDC and Immucor.

4.2	REGULATORY APPROVALS/COMPLIANCE.

4.2.1

IMDC will file all regulatory submission and updates pertaining to the distribution and use of Product, and will otherwise be responsible for all other regulatory requirements for the distribution and use of Product.

4.2.2

Immucor will (a) at no further cost to Immucor, provide data in Immucor's control when reasonably requested by IMDC, (b) manufacture Human Extracellular Matrix in accordance with GMP prescribed by the FDA, and (c) otherwise comply with all applicable rules and regulations of the FDA and other applicable regulatory bodies governing the manufacture of Product by Immucor.

4.3	PRODUCT RECALLS, DEFECTS OR WARNINGS.

4.3.1

IMDC and Immucor shall promptly notify the other throughout the Term of this Agreement regarding product defects, warnings or recalls and communications from any government or regulatory agency. Such notice shall be communicated in accordance with Section 10.5 immediately upon receiving notice of or becoming aware of such issue, problem or concern. Each party will cooperate with the other in discussing corrective action plans and preventative measures to be implemented for the future in response to such issue, problem or concern.

4.3.2

If any such plans or measures are required due to IMDC's failure to comply with any applicable laws, rules or regulations governing the manufacture, labeling or distribution of Product (an "IMDC-Caused Change"), and an IMDC-Caused Change results in either the loss of any Immucor inventory or requires any modifications to Immucor's facilities, IMDC will promptly credit Immucor for such lost inventory, and pay for any such modifications, as the case may be. In addition, if any IMDC-Caused Change results in an increase in the cost of manufacturing Product, IMDC and Immucor will hold good faith discussions to determine the impact on Product pricing, and if appropriate will adjust prices accordingly, such adjusted prices to become effective as to Product delivered under Section 3.6 after the adjustment is made.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

5.1	BY EACH PARTY. IMDC and Immucor each represents and warrants to the other that:

(i)	It has full power and authority to execute, deliver and perform this Agreement; and

(ii)

The execution, delivery and performance by such party of this Agreement does not contravene any law, regulation, rules or order binding on such party and do not contravene the provisions of or constitute a default under any contract or other agreement binding on such party.

5.2

BY IMMUCOR. Immucor warrants to IMDC that all delivered Product will meet the Product Specifications. Immucor shall indemnify IMDC under Article IX against losses or damages based on a breach of this warranty.

5.3

BY IMDC. IMDC warrants to Immucor that to the best of IMDC's knowledge as of the date hereof, neither the Minimate Roller Bottle Process nor the Product Specifications will infringe any patent of the United States; that neither the manufacture of Product by either the Minimate Roller Bottle Process using the Product Specifications, nor the sale and distribution of such Product, will violate any law, rule or regulation; that IMDC has the right to transfer or otherwise make available to Immucor all the Manufacturing Information; and that the Manufacturing Information is all the information Immucor will need to begin manufacturing Product under the terms of this Agreement. IMDC also warrants to Immucor that to the best of IMDC's knowledge as of the date hereof the license granted to Immucor by S&N under the Three Party Agreement, together with the license granted by IMDC to Immucor under Section 4.1 hereof, are all the third-party Intellectual Property Rights licenses Immucor will need to perform its obligations under this Agreement. IMDC shall indemnify Immucor under Article IX against losses or damages based on a breach of these warranties.

ARTICLE VI.
TERM; TERMINATION; SURVIVAL

6.1

TERM. This Agreement shall be in full force and effect from the Effective Date through June 30, 2013 (the "Term") unless otherwise terminated pursuant to Section 6.2 below. At the end of the Term, the Term will be automatically renewed for ten (10) years unless one of the party notifies the other party at least six (6) months before the end of the Term that the Term will not renew. Before and after the Term is renewed, the termination provisions of Section 6.2 shall continue to apply.

6.2	TERMINATION. This Agreement may be terminated as follows:

6.2.1

Either party may terminate this Agreement at any time for a material breach by the other party of any of its representations, warranties, or obligations hereunder, which breach has not been cured within 60 days after notice thereof from the party seeking to terminate to the other party;

6.2.2

Immucor may terminate this Agreement upon two (2) years prior written notice to IMDC for any reason; and Immucor agrees to support the transition to a new supplier, provided that IMDC reimburses Immucor for any reasonable and customary out of pocket expenses related to the transfer activities. All expense reimbursement to Immucor will require approval from IMDC prior to the activity.

6.2.3

IMDC may terminate this Agreement upon one year prior written notice to Immucor due to adverse market conditions if at the time IMDC gives such notice IMDC is unable to sell human collagen at a rate that would allow it to purchase at least 15,000 Mesh per year from Immucor.

6.2.4.	IMDC may terminate this Agreement upon two (2) years prior written notice to Immucor for any reason.

6.2.5

Upon any termination under subsection 6.2.3 or 6.2.4: IMDC shall reimburse Immucor for (a) the remaining book value of facilities improvements implemented by Immucor and related to its manufacture and storage of Product, using a 10-year straight-line depreciation method and not to exceed the aggregate cost to Immucor of all facilities improvements approved by IMDC, (b) any work in process and other unusable inventory, and (c) employee severance expenses and other termination expenses incurred by Immucor in terminating or reassigning employees dedicated to the manufacture of Products; and IMDC shall instruct Immucor as to the disposition of the Product held in storage by Immucor.

6.3

SURVIVAL OF CERTAIN TERMS. Upon a termination of this Agreement by a party, all the obligations of the other party shall survive except to the extent the performance of those obligations is dependent on or in response to the performance of the terminating party which has ceased. Without limiting the foregoing, the provisions of Sections 3.7, 3.9, 3.10, 4.1, 4.3, 5.2 and 5.3 and Articles VI (Term; Termination; Survival), VII (Confidentiality), VIII (Arbitration), IX (Indemnity), and X (Miscellaneous) shall survive the expiration or termination of this Agreement for any reason.

ARTICLE VII.
CONFIDENTIALITY

7.1	CONFIDENTIALITY. The parties agree to use diligent and reasonable efforts to maintain the confidentiality of any information received from the other party.

7.2	PRESS RELEASES. The parties agree to confer with each other and seek approval from the other party before issuing any press release concerning this Agreement.

ARTICLE VIII.
ARBITRATION

8.1

INFORMAL RESOLUTION &MEDIATION. The parties shall first try to resolve any dispute arising out of, relating to, or concerning this Agreement informally among themselves. If they are unable to do so after a 90-day period, the parties with the dispute shall seek the assistance of a mutually agreed upon qualified mediator who will try to mediate the dispute.

8.2

BINDING ARBITRATION. If the parties are unable to resolve any dispute through mediation, then any such dispute shall be submitted, at the request of either party, to binding arbitration. That arbitration shall be heard under the Commercial Arbitration Rules of the American Arbitration Association before a single arbitrator selected by the American Arbitration Association from its panel of arbitrators, or an arbitrator agreed upon by the parties.

8.3

ARBITRATOR'S POWERS. The arbitrator shall be thoroughly familiar with the laws regarding contracts, intellectual property, the Act, licensing, business, and related subjects. The arbitrator also shall be thoroughly familiar with substantive and evidentiary law of Texas and shall apply those laws. The arbitrator can grant all legal and equitable remedies and award compensatory and punitive damages as provided by Texas law. The arbitrator shall issue a written decision setting forth the findings of fact, conclusions of law, order, and award. The arbitrator shall not have the power to commit errors of law or legal reasoning and therefore such award may be vacated or corrected for such error to the extent allowed by Texas law.

8.4

SPECIFICALLY ENFORCEABLE. Any award or order rendered in any arbitration proceeding shall be final and specifically enforceable by any court of competent jurisdiction. The parties understand and agree that by agreeing to the terms of this section, they waive, forfeit and give up any rights they may have to bring a lawsuit in a court and to a jury trial.

8.5	VENUE. The venue for the arbitration proceeding will be Houston, Texas, unless the parties mutually agree on an alternate venue.

8.6

COSTS AND FEES. Each party shall bear its own costs and expenses in any arbitration proceedings; however, the arbitrator can award costs and reasonable attorneys' fees to the prevailing party to be paid by the losing party or parties. (Prevailing party includes, without limitation, a party who agrees to dismiss an action on another party's payment of the sums allegedly due or performance of the covenants allegedly breached or a party who obtains substantially the relief sought by that party.)

ARTICLE IX.
INDEMNITY

9.1

INDEMNITY OBLIGATIONS OF IMMUCOR. Immucor shall indemnify, hold harmless and defend IMDC and its officers, directors, employees, agents and Affiliates (collectively, the "IMDC Indemnitees") from and against any and all claims or demands made against and any and all costs, liabilities, losses, damages and expenses (including reasonable attorneys' fees) incurred by (collectively, "Claims") an IMDC Indemnitee arising out of the breach by Immucor of any warranty given by Immucor under this Agreement, or out of a material breach by Immucor of any other provision of this Agreement.

9.2

INDEMNITY OBLIGATIONS OF IMDC. IMDC shall indemnify, hold harmless and defend Immucor and its officers, directors, employees, agents and Affiliates (collectively, the "Immucor Indemnitees") against any Claims made against or incurred by an Immucor Indemnitee arising out of the breach by IMDC of any warranty given by IMDC under this Agreement, or out of a material breach by IMDC of any other provision of this Agreement.

9.3

NOTIFICATION AND DEFENSE OF CLAIM. If any IMDC Indemnitee or Immucor Indemnitee (an "Indemnified Party") believes that it has suffered or incurred or will suffer or incur any Claims for which it is entitled to indemnification under this Article IX, such Indemnified Party shall so notify the party or parties from whom indemnification is being claimed (the "Indemnifying Party") in writing promptly, but not later than ten (10) days after receipt of a notice of the assertion or commencement of any Claims; provided, however, the failure to give such notice within such time period will not relieve the Indemnifying Party from any of its obligations hereunder, except to the extent that the failure to receive timely notice materially prejudiced the Indemnifying Party. With respect to any Claim as to which an Indemnified Party notifies an Indemnifying Party of the commencement thereof:

9.3.1

The Indemnifying Party will be entitled to assume the defense of the Claim, at its own expense, with counsel chosen by it in its sole discretion. After the Indemnifying Party notifies the Indemnified Party of its election to assume the defense, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense of the Claim, unless (i) the Indemnified Party participates in its own defense because the Indemnified Party reasonably believes that there exists or could arise a conflict of interest or separate defenses that, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Claim, or (ii) the Indemnified Party assumes control of its own defense because the Indemnifying Party has failed or is failing to defend vigorously such Claim.

9.3.2

The Indemnifying Party has the right to settle or resolve Claims as it deems expedient or appropriate except that (a) the Indemnified Party's express prior written consent must be obtained for any settlement or resolution that imposes nonmonetary restrictions or obligations on the Indemnified Party, and (b) any settlement or resolution not expressly approved in writing by the Indemnified Party must fully release the Indemnified Party for all continuing liabilities and obligations.

9.3.3

The Indemnifying Party shall not be liable to indemnify the Indemnified Party for any amounts paid in settlement of any Claim effected by the Indemnified Party without the Indemnifying Party's express prior written consent.

9.3.4

The Indemnified Party agrees to cooperate, at the Indemnifying Party's expense, to the extent necessary in the handling of such Claim, including, when reasonably requested by the Indemnifying Party, participating in any investigation, obtaining and producing evidence, assisting in obtaining necessary and proper witnesses and attending hearings and other appropriate proceedings.

ARTICLE X.
MISCELLANEOUS

10.1	COUNTERPARTS; ENTIRE AGREEMENT. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement (including any Schedules and Exhibits hereof) contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter.

10.2

GOVERNING LAW. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Texas as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

10.3

ASSIGNABILITY. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other party hereto. Notwithstanding the foregoing, each party may assign its rights and delegate its obligations under this Agreement without the prior written consent of the other party to an Affiliate, provided that such party shall continue to remain liable under this Agreement.

10.4

THIRD PARTY BENEFICIARIES. Except for the indemnification rights under this Agreement, the provisions of this Agreement are solely for the benefit of the parties hereto and are not intended to confer upon any person except the parties any rights or remedies hereunder; and there are no third party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

10.5

COMMUNICATIONS. Unless otherwise provided herein, all notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given: when delivered in person, on the date of delivery; when deposited in the United States mail or private express mail, postage prepaid, addressed as follows, the earlier of when it is received or the third business day after deposit; or when sent by fax to the other party at the following number, when the fax is received by the other party:

If to IMDC, to:	Inamed Corporation
5540 Ekwill Street
Santa Barbara, CA 93111
Fax: 805-692-5409
Attn: Chief Executive Officer

With a copy to the Chief Operations Officer at the same address

If to Immucor, to:	Immucor, Inc.
3130 Gateway Drive
PO Box 5625
Norcross, GA 30091
Fax: 770-242-8930
Attn: Chief Executive Officer

Any party may, by notice to the other party, change the address to which such notices are to be given.

10.6

SEVERABILITY. If any provision or part thereof of this Agreement is held to be invalid, void or unenforceable, the remaining provisions or parts thereof of this Agreement shall continue in full force without being impaired or invalidated in any way, to the maximum extent possible consistent with the intent of the parties in entering into this Agreement.

10.7

FORCE MAJEURE. No party shall be deemed in breach of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of materials, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

10.8	HEADINGS. The Article, Section and Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.9

WAIVERS OF DEFAULT. Waiver by any party of any default by another party of any provision of this Agreement shall not be deemed a waiver by any other party or a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the defaulting party.

10.10

AMENDMENTS. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

10.11

INTERPRETATION. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the Exhibits hereto) and not to any particular provision of this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive.

[Signatures commence on following page.]

IN WITNESS HEREOF, the parties hereto have caused this Human Extracellular Matrix Mesh Supply Agreement to be executed by their duly authorized representatives as of the date first written above.

INAMED CORPORATION

By: __________________________

Name: _______________________

Title: ________________________

IMMUCOR, INC.

By: __________________________

Name: _______________________

Title: ________________________

Schedule A
Product Specifications

Schedule B
Form of Certificate of Analysis

Schedule C
Product Purchase Price

Annual Mesh Purchases*	15K - 22.5K	22.5K - 25K	25K - 30K
Price per Mesh	$ 278.20	$ 249.58	$ 236.22

*     July 1 - June 30

Schedule D
Human Collagen Specifications

Test Procedure	Purpose	Criteria for Acceptance
HPLC amino acid composition	HPLC Analysis of Acid Digest	- Similar to published
- gly = ~33%
pro = ~12%
hypro = ~10%
tyr = ~0.2%
cys = ~0.1%
SDS-PAGE after collagenase digestion using silver stain	Purity	No detectable non collagenase bands
Trypsin Digestion	SDS-PAGE after trypsin digestion	No significant decrease in intensity of collagen bands
DSC	Stability (thermal melting of fibers)	Melting temperature: CosmoDerm >=52°C CosmoPlast >=67 °C
SDS-PAGE - interrupted reduction	- purity (type I: type III ratio)	Type III <= 20%
Type I western blot	Identity (type I component)	Type I bands react with anti-type I Ab
Type III western blot	Identity (type III component)	Type III bands react with anti-type III Ab
Type IV western blot	Purity (Goodpastures epitope)	Not detectable
Lipid Determination	Purity	<= 0.1%
Pepsin ELISA	Purity (non human protein)	Not detectable
BSA ELISA	Purity (non human protein)	Not detectable
VEGF ELISA	Purity (human protein)	Not detectable
Salt Extracted Protein	Yield (recoverable protein)	Per ATS method and specification

SDS-PAGE	Release Test	Current Specification*
Carbohydrate Determination	Release Test	< 10ug/mg collagen
Protein Concentration	Release Test	Current Specification
pH	Release Test	Current Specification
Lidocaine Concentration	Release Test	Current Specification
Opacity	Release Test	Current Specification*
Percent total denatured	Release Test	Current Specification
Residue on Ignition	Release Test	Current Specification
Extrusion	Release Test	Current Specification
Appearance	Release Test	Current Specification
Extractable Aldehyde**	Release Test	Current Specification
Appearance	Release Test	Pass

  *  -  CosmoDerm ONLY
** -  Crosslinked implant ONLY